Exhibit 99.1

NEWS RELEASE

Green Plains Reports Fourth Quarter and Full-Year 2013 Financial Results

Company Achieves Record Operating Income of $108 million for 2013

Expects Strong First Quarter and First Half 2014

Results for the Fourth Quarter of 2013

•	Net income of $25.5 million

•	Earnings per diluted share of $0.65

Results for the Full Year of 2013

•	Net income of $43.4 million

•	Earnings per diluted share of $1.26

OMAHA, NEB. (GLOBE NEWSWIRE) – February 5, 2014 – Green Plains Renewable Energy, Inc. (NASDAQ: GPRE) announced today its financial results for the fourth quarter and full year ended December 31, 2013. Net income for the quarter was $25.5 million, or $0.65 per diluted share, compared to net income of $6.7 million, or $0.21 per diluted share, excluding a non-recurring gain, for the same period in 2012. Reported net income and diluted earnings per share for the fourth quarter of 2012 included a gain on the sale of certain agribusiness assets of $26.3 million, after tax, or $0.73 per diluted share. Revenues were $712.9 million for the fourth quarter of 2013 compared to $883.7 million for the same period in 2012.

Net income for the full year was $43.4 million, or $1.26 per diluted share, compared to $11.8 million, or $0.39 per diluted share for the same period in 2012. Revenues were $3.0 billion for the full year of 2013 compared to $3.5 billion for the same period in 2012.

“Green Plains generated operating income of $51 million in the fourth quarter and a company record of $108 million for the full year of 2013,” stated Todd Becker, President and Chief Executive Officer. “We have invested in our assets and employees which, we believe, will continue to drive our financial results in the future.”

During the fourth quarter, Green Plains’ ethanol production segment produced approximately 209.6 million gallons of ethanol, or approximately 100 percent of its daily average production capacity. Following the integration of its most recent acquisition, completed in November 2013, Green Plains can produce over one billion gallons of ethanol, nearly three million tons of livestock feed and 250 million pounds of corn oil annually. Non-ethanol operating income, from the corn oil production, agribusiness, and marketing and distribution segments, was $28.2 million in the fourth quarter of 2013 compared to $17.9 million for the same period in 2012, excluding the gain on sale of certain agribusiness assets. For the full year, non-ethanol operating income totaled $80.9 million for 2013 compared to $62.3 million for 2012, excluding the gain on sale of certain agribusiness assets.

“With our acquisitions and efficiency initiatives, we have increased our ethanol production capacity by nearly 38 percent and our corn oil production capacity by over 60 percent this past year. As a result, we believe the earnings power of our platform has increased significantly and the results in the fourth quarter began to show that. In addition, we now expect our non-ethanol operating segments to contribute approximately $75 million of operating income in 2014. We will continue to execute our growth strategy by expanding our existing businesses as well as focusing on opportunities that leverage our expertise in risk management and operational excellence,” added Becker.

“Margins for the ethanol industry expanded during the fourth quarter of 2013 and have remained strong in the near term. Ethanol and distillers grains prices reflect robust demand and tight supplies both domestically and internationally. As a result of these factors, as well as our recent acquisitions, we anticipate our first quarter 2014 results will be better than the fourth quarter of 2013,” concluded Becker. “Finally, with our current hedging activities and visible margin structure, at this point we expect the first half of 2014 to be our strongest on record.”

Green Plains had $299.0 million in total cash and equivalents and $135.4 million available under committed loan agreements at subsidiaries (subject to satisfaction of specified lending conditions and covenants) at December 31, 2013. Full-year 2013 EBITDA, which is defined as earnings before interest, income taxes, depreciation and amortization, was $156.6 million compared to $115.5 million for the same period in 2012. For reconciliations of net income to EBITDA, see “EBITDA” below.

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2013 Business Highlights

•	Green Plains added 280 million gallons per year (a 37.8% increase) of ethanol production capacity with the acquisition of an ethanol plant in Atkinson, NE in June 2013, and the acquisition of ethanol plants in Wood River, NE and Fairmont, MN in November 2013. All of the acquired plants are fully operational for ethanol production.

•	During 2013, Green Plains completed the construction of 9.4 million bushels of grain storage capacity at six ethanol plants and three grain elevator locations. The expansion projects were completed at a total cost of $6.0 million and bring the Company’s total grain storage capacity to 30.8 million bushels.

•	In 2013, Green Plains completed a new $125 million senior secured revolving credit facility for its agribusiness segment and a new $130 million senior secured revolving credit facility for its marketing and distribution segment. Each facility matures in 2016. On September 20, 2013, Green Plains issued $120 million of 3.25% Convertible Senior Notes due 2018. The net proceeds to the Company from this issuance were approximately $115 million.

•	In April 2013, BioProcess Algae LLC was selected to receive a grant of up to $6.4 million from the U.S. Department of Energy as part of a pilot-scale biorefinery project related to production of hydrocarbon fuels meeting military specifications. The project will use renewable carbon dioxide, lignocellulosic sugars and waste heat through BioProcess Algae’s Grower HarvesterTM technology platform, co-located with the Green Plains’ ethanol plant in Shenandoah, IA.

•	In August 2013, Green Plains announced that its Board of Directors approved the initiation of a quarterly cash dividend. An initial dividend of $0.04 per common share was paid in September 2013. A second quarterly cash dividend of $0.04 per common share was paid in December 2013. Green Plains paid $2.4 million in dividends to its shareholders in 2013.

Conference Call

On February 6, 2014, Green Plains will hold a conference call to discuss its fourth quarter and full-year 2013 financial results and other recent developments. Green Plains’ participants will include Todd Becker, President and Chief Executive Officer, Jerry Peters, Chief Financial Officer, and Jeff Briggs, Chief Operating Officer. The time of the call is 11:00 a.m. ET / 10:00 a.m. CT. To participate by telephone, the domestic dial-in number is 888-438-5519 and the international dial-in number is 719-325-2144. The conference call will be webcast and accessible at www.gpreinc.com. Listeners are advised to go to the website at least 10 minutes prior to the call to register, download and install any necessary audio software. A slide presentation will be available on Green Plains’ website at http://investor.gpreinc.com/events.cfm. The conference call will be archived and available for replay through February 12, 2014.

About Green Plains Renewable Energy, Inc.

Green Plains Renewable Energy, Inc. (NASDAQ: GPRE), which is North America’s fourth largest ethanol producer, markets and distributes over one billion gallons of ethanol annually. Green Plains owns and operates grain storage assets in the corn belt and biofuel terminals in the southern U.S. Green Plains is a joint venture partner in BioProcess Algae LLC, which was formed to commercialize advanced photo-bioreactor technologies for growing and harvesting algal biomass.

Safe Harbor

This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, as amended. Such statements are identified by the use of words such as “anticipates,” “believes,” “estimates,” “expects,” “goal,” “intends,” “plans,” “potential,” “predicts,” “should,” “will,” and other words and terms of similar meaning in connection with any discussion of future operating or financial performance. Such statements are based on management’s current expectations and are subject to various factors, risks and uncertainties that may cause actual results, outcome of events, timing and performance to differ materially from those expressed or implied by such forward-looking statements. Green Plains may experience significant fluctuations in future operating results due to a number of economic conditions, including, but not limited to, competition in the ethanol and other industries in which the Company operates, commodity market risks including those that may result from current weather conditions, financial market risks, counter-party risks, risks associated with changes to federal policy or regulation, risks related to closing and achieving anticipated results from acquisitions, risks associated with the joint venture to commercialize algae production and the growth potential of the algal biomass industry, and other risks detailed in the Company’s reports filed with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 2012, as amended, and in the Company’s subsequent filings with the SEC. In addition, the Company is not obligated, and does not intend, to update any of its forward-looking statements at any time unless an update is required by applicable securities laws.

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Consolidated Financial Results

The following are consolidated statements of operations for Green Plains (in thousands, except per share amounts):

	Three Months Ended December 31,		Year Ended December 31,
	2013	2012	2013	2012
Revenues	$712,869	$883,707	$3,041,011	$3,476,870
Cost of goods sold	640,697	841,736	2,867,991	3,380,099

Gross profit	72,172	41,971	173,020	96,771
Selling, general and administrative expenses	(21,121)	(20,669)	(65,169)	(79,019)
Gain on disposal of assets	—	47,133	—	47,133

Operating income	51,051	68,435	107,851	64,885

Other income (expense)
Interest income	127	47	294	191
Interest expense	(9,916)	(8,780)	(33,357)	(37,521)
Other, net	(430)	(540)	(2,507)	(2,399)

Total other income (expense)	(10,219)	(9,273)	(35,570)	(39,729)

Income before income taxes	40,832	59,162	72,281	25,156
Income tax expense	15,371	26,142	28,890	13,393

Net income	25,461	33,020	43,391	11,763
Net loss attributable to noncontrolling interests	—	3	—	16

Net income attributable to Green Plains	$25,461	$33,023	$43,391	$11,779

Earnings per share:
Basic	$0.84	$1.11	$1.44	$0.39

Diluted	$0.65	$0.94	$1.26	$0.39

Weighted average shares outstanding:
Basic	30,427	29,691	30,183	30,296

Diluted	42,703	36,178	38,304	30,463

Consolidated revenues decreased by $170.8 million for the three months ended December 31, 2013 compared to the same period in 2012 primarily as a result of lower grain and agronomy sales and a lower average price per gallon of ethanol sold. The decline in grain and agronomy sales resulted from the sale of certain grain elevators and agronomy assets during the fourth quarter of 2012. Gross profit increased by $30.2 million for the three months ended December 31, 2013 compared to the same period in 2012 primarily as a result of improved margins for ethanol production offset partially by a decrease in margins for grain and agronomy sales. Operating income decreased by $17.4 million, to $51.1 million, for the three months ended December 31, 2013 compared to the same period in 2012. The fourth quarter of 2012 includes a $47.1 million gain on sale of certain agribusiness assets. Excluding this non-recurring gain, operating income increased by $29.7 million in the fourth quarter of 2013 compared to the same period in 2012. Selling, general and administrative expenses were higher by $0.5 million for the three months ended December 31, 2013 compared to the same period in 2012 due mostly to the expanded scope of the Company’s operations from ethanol plant acquisitions and increased marketing and logistics activities, partially offset by expenses related to the agribusiness operations that were sold in December 2012. Interest expense increased by $1.1 million for the three months ended December 31, 2013 compared to the same period in 2012 due to the issuance of $120 million of 3.25% convertible notes in September 2013. Income tax expense was $15.4 million for the three months ended December 31, 2013 compared to $26.1 million for the same period in 2012.

Diluted earnings per share is computed by dividing net income on an if-converted basis available to common stockholders by the weighted average number of common shares outstanding during the period, adjusted for the dilutive effect of any outstanding dilutive securities. For the year ended December 31, 2012, the Company’s net income and weighted average number of common shares outstanding are not adjusted since the effect would be antidilutive. The following summarizes the effects of this method on net income attributable to Green Plains and weighted average shares outstanding for the periods indicated (in thousands):

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	Three Months Ended December 31,		Year Ended December 31,
	2013	2012	2013	2012
Net income attributable to Green Plains	$25,461	$33,023	$43,391	$11,779
Interest and amortization on convertible debt, net of tax effect:
5.75% convertible notes due 2015	898	922	3,578	—
3.25% convertible notes due 2018	1,393	—	1,473	—

Net income on an if-converted basis	$27,752	$33,945	$48,442	$11,779

Effect on weighted average shares outstanding - diluted
5.75% convertible notes due 2015	6,300	6,280	6,286	—
3.25% convertible notes due 2018	5,756	—	1,624	—

Total effect on weighted average shares outstanding - diluted	12,056	6,280	7,910	—

Operating Segment Information

Green Plains’ operating segments are as follows: (1) production of ethanol and distillers grains, collectively referred to as ethanol production, (2) corn oil production, (3) grain handling and storage, collectively referred to as agribusiness, and (4) marketing and logistics services for Company-produced and third-party ethanol, distillers grains, corn oil and other commodities, and the operation of blending and terminaling facilities, collectively referred to as marketing and distribution. Selling, general and administrative expenses, primarily consisting of compensation of corporate employees, professional fees and overhead costs not directly related to a specific operating segment, are reflected in the table below as corporate activities. The following is selected operating segment financial information for the periods indicated (in thousands):

	Three Months Ended December 31,		Year Ended December 31,
	2013	2012	2013	2012
Revenues:
Ethanol production	$494,710	$491,276	$2,051,042	$1,909,243
Corn oil production	19,860	14,324	69,163	57,844
Agribusiness	272,351	149,908	813,718	584,684
Marketing and distribution	715,151	723,850	2,894,646	2,867,631
Intersegment eliminations	(789,203)	(495,651)	(2,787,558)	(1,942,532)

	$712,869	$883,707	$3,041,011	$3,476,870

Gross profit (loss):
Ethanol production	$44,881	$15,715	$79,109	$(4,895)
Corn oil production	11,184	7,183	36,615	32,388
Agribusiness	3,273	8,616	6,258	35,973
Marketing and distribution	18,597	10,593	57,671	32,362
Intersegment eliminations	(5,763)	(136)	(6,633)	943

	$72,172	$41,971	$173,020	$96,771

Operating income (loss):
Ethanol production	$40,505	$12,042	$63,012	$(20,393)
Corn oil production	11,343	7,129	36,569	32,140
Agribusiness	2,543	51,114	3,324	60,030
Marketing and distribution	14,317	6,744	40,971	17,290
Intersegment eliminations	(5,762)	(136)	(6,588)	977

Segment operating income	62,946	76,893	137,288	90,044
Corporate activities	(11,895)	(8,458)	(29,437)	(25,159)

	$51,051	$68,435	$107,851	$64,885

During the normal course of business, the Company enters into transactions between segments. These intersegment activities are recorded by each segment at prices approximating market and treated as if they are third-party transactions. Consequently, these transactions impact segment performance. Intersegment revenues and corresponding costs are eliminated in consolidation and do not impact consolidated results.

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Ethanol Production Segment

The table below presents key operating data within the ethanol production segment for the periods indicated:

	Three Months Ended December 31,		Year Ended December 31,
	2013	2012	2013	2012
Ethanol sold	213,314	169,159	734,483	677,082
(thousands of gallons)
Ethanol produced	209,569	168,476	729,165	676,834
(thousands of gallons)
Distillers grains sold	582	486	2,038	1,882
(thousands of equivalent dried tons)
Corn consumed	74,514	59,816	257,663	238,740
(thousands of bushels)

Revenues in the ethanol production segment increased by $3.4 million for the three months ended December 31, 2013 compared to the same period in 2012 primarily due to higher volumes sold, partially offset by lower average ethanol and distillers grains prices. Revenues in the fourth quarter of 2013 included production from the Atkinson plant, which began operations on July 25, 2013, and the Wood River plant, which was acquired on November 22, 2013. The Fairmont plant, which was not operational at the time of its acquisition in November 2013, began production in early January 2014. The ethanol production segment produced 209.6 million gallons of ethanol, which represents approximately 100% of the daily average production capacity, during the fourth quarter of 2013.

Cost of goods sold in the ethanol production segment decreased by $25.7 million for the three months ended December 31, 2013 compared to the same period in 2012. Consumption of corn increased by 14.7 million bushels due to the acquired plants, but the average cost per bushel decreased by 39.9% during the three months ended December 31, 2013 compared to the same period in 2012. As a result of the factors identified above, gross profit and operating income for the ethanol production segment increased by $29.2 million and $28.5 million, respectively, for the three months ended December 31, 2013 compared to the same period in 2012. Depreciation and amortization expense for the ethanol production segment was $11.7 million for the three months ended December 31, 2013 compared to $11.0 million during the same period in 2012.

Corn Oil Production Segment

Revenues in the corn oil production segment increased by $5.5 million for the three months ended December 31, 2013 compared to the same period in 2012. During the three months ended December 31, 2013, the corn oil production segment sold 50.9 million pounds of corn oil compared to 36.6 million pounds in the same period of 2012 due to higher yields and the acquisition of the Wood River plant in November 2013. The average price for corn oil was 0.4% lower for the fourth quarter of 2013 compared to the same period in 2012. Gross profit and operating income in the corn oil production segment increased by $4.0 and $4.2 million, respectively, for the three months ended December 31, 2013 compared to the same period in 2012. Beginning in February 2014, all 12 ethanol plants are producing corn oil with an annual expected production capacity of 250 million pounds.

Agribusiness Segment

Revenues in the agribusiness segment increased by $122.4 million and gross profit decreased by $5.3 million for the three months ended December 31, 2013 compared to the same period in 2012. The agribusiness segment sold 60.6 million bushels of grain, including 59.6 million bushels to the ethanol production segment, and had no fertilizer sales during the three months ended December 31, 2013 compared to sales of 12.5 million bushels of grain, including 5.5 million bushels to the ethanol production segment, and 20.4 thousand tons of fertilizer during the same period in 2012. Operating income for the segment decreased by $48.6 million for the three months ended December 31, 2013 compared to the same period in 2012 due to a $47.1 million gain on sale of certain agribusiness assets in the fourth quarter of 2012. Subsequent to the sale of certain grain elevators and the agronomy business during the fourth quarter of 2012, the segment increased its focus on supplying corn to the ethanol plants. The decrease in gross profit and operating income is due to the factors discussed above.

Marketing and Distribution Segment

Revenues in the marketing and distribution segment decreased by $8.7 million for the three months ended December 31, 2013 compared to the same period in 2012. The decrease in revenues was primarily due to a decrease in average price per gallon of ethanol sold by 8.1% as compared to the same period a year ago. This decrease was partially offset by increased margins on our merchant trading activity within the marketing and distribution segment and an increase in ethanol volumes sold.

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The Company sold 263.9 million and 258.6 million gallons of ethanol during the three months ended December 31, 2013 and 2012, respectively, within the marketing and distribution segment. Gross profit and operating income for the marketing and distribution segment increased by $8.0 million and $7.6 million, respectively, for the three months ended December 31, 2013 compared to the same period in 2012, primarily due to increased margins from merchant trading activity.

Non-GAAP Reconciliation

EBITDA

Management uses EBITDA to measure the Company’s financial performance and to internally manage its businesses. Management believes that EBITDA provides useful information to investors as a measure of comparison with peer and other companies. EBITDA should not be considered an alternative to, or more meaningful than, net income or cash flow as determined in accordance with generally accepted accounting principles. EBITDA calculations may vary from company to company. Accordingly, the Company’s computation of EBITDA may not be comparable with a similarly-titled measure of another company. The following sets forth the reconciliation of net income to EBITDA for the periods indicated (in thousands):

	Three Months Ended December 31,		Year Ended December 31,
	2013	2012	2013	2012
Net income	$25,461	$33,020	$43,391	$11,763
Interest expense	9,916	8,780	33,357	37,521
Income tax expense	15,371	26,142	28,890	13,393
Depreciation and amortization	13,196	12,907	51,002	52,828

EBITDA	$63,944	$80,849	$156,640	$115,505

Summary Balance Sheets

The following is condensed consolidated balance sheet information (in thousands):

	December 31,	December 31,
	2013	2012
ASSETS
Current assets	$633,305	$568,035
Property and equipment, net	806,046	708,110
Other assets	92,694	73,589

Total assets	$1,532,045	$1,349,734

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities	$409,197	$432,384
Long-term debt	480,746	362,549
Other liabilities	96,744	64,299

Total liabilities	986,687	859,232
Total stockholders’ equity	545,358	490,502

Total liabilities and stockholders’ equity	$1,532,045	$1,349,734

As of December 31, 2013, Green Plains had $299.0 million in total cash and equivalents and $135.4 million available under committed loan agreements at subsidiaries (some of which was subject to satisfaction of specified lending conditions and covenants). Total debt at December 31, 2013 was $735.2 million, including $171.5 million outstanding under working capital revolvers and other short-term borrowing arrangements in the marketing and distribution and agribusiness segments. As of December 31, 2013, Green Plains had total assets of approximately $1.5 billion and total stockholders’ equity of approximately $545.4 million. As of December 31, 2013, Green Plains had approximately 30.5 million common shares outstanding.

Contact: Jim Stark, Vice President - Investor and Media Relations, Green Plains. (402) 884-8700

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